Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                  Contact: Paul Knopick

                                                                                                                                          888-795-6336

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ITRONICS 2009 FIRST HALF REVENUES INCREASE 19 PERCENT TO $2.3 MILLION; SILVER SALES UP 144 PERCENT, GOLD’n GRO FERTILIZER SALES UP 8 PERCENT

- Strong Growth Being Driven by Environmentally Green Clean Technology -

RENO, Nevada, July 23, 2009 -- Itronics Inc. (OTC: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that total Revenues for the first half of 2009 increased by 19 percent to $2.3 million from $1.9 million in 2008. Revenue growth in the first half continued to be driven by increases in silver, up 144 percent, and GOLD’n GRO fertilizers, up 8 percent.

Unaudited Revenues for the second quarter, and first half ended June 30, 2009, together with comparative figures for 2008 are presented below:
ITRONICS INC.
	For the Quarter Ended		For the 6 Months Ended
	June 30		June 30
	2009	2008	2009	2008
REVENUE
Fertilizer	$ 1,212,492	$ 1,114,865	$ 1,691,252	$ 1,560,443
Silver	$ 155,188	$ 80,953	$ 483,803	$ 198,018
Photo Services	$ 28,939	$ 36,672	$ 71,053	$ 71,318
Mining Technical Services	$ 4,768	$ 31,373	$ 27,909	$ 87,215
Total Revenues	$ 1,401,387	$ 1,263,863	$ 2,274,017	$ 1,916,994

"Half year GOLD’n GRO liquid fertilizer revenue growth of 8 percent is strong in a market where fertilizer sales have generally declined this year," said Dr. John Whitney, Itronics President. "GOLD’n GRO Guardian Deer Repellent, a unique product now being introduced, which both repels the animals from eating valuable landscaping and also fertilizes, is expected to add to the revenue increase in the second half of 2009".

Silver revenues for the quarter increased 92 percent and for the year increased by 144 percent on a 243 percent increase in ounces sold. A combination of sale of on site inventories and improved recovery technology is producing this growth.

Photo Services revenues were flat for the first half and down by 21 percent in the second quarter. Receipts of spent photoliquids were cut back in the second quarter as photo liquid volumes have been exceeding the quantities needed for GOLD’n GRO liquid fertilizer manufacturing.

Mining Technical Services sales declined, but are expected to increase in the second half as a result of new project work. This division is working with outside investors to form a new gold and minerals exploration company which will contract with the division for management and technical

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7-23-09 Itronics Inc Press Release, "Itronics 2009 First Half Revenues increase…"

services. The division is expected to receive a significant equity ownership in the new company. Details will be announced in a subsequent press release. This division continues to advance its web based InsideMetals.com Gold Producer Stocks information portal: www.insidemetals.com. The recent strengthening of gold, silver, and base metal prices is generating increased interest in mining companies and minerals projects.

Itronics, through its subsidiary Itronics Metallurgical, is the inventor and operator of award winning recycling technology that converts spent photographic liquids into pure silver and GOLD’n GRO fertilizers. Commercialization of this technology has created a "Green Consumer Option" for photo and x-ray processors and "Green fertilizers" for horticulture and agriculture. The fertilizers incorporate the "essence" of green because of how they are sourced and because of their excellent performance in the field.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company that produces GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies. The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)